Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 27, 2001

CINTAS CORPORATION ANNOUNCES ANTICIPATED SALES
AND EARNINGS FOR FISCAL YEAR 2001

CINCINNATI – Cintas Corporation (Nasdaq: CTAS) today revised its anticipated revenues and earnings estimates for fiscal 2001, ending May 31. Total revenues are expected to be in the range of $2.15 to $2.18 billion, down from the previous expectation of $2.17 to $2.2 billion. The Company now expects diluted earnings to be in the range of $1.30 to $1.32 per share, compared with the previously announced $1.33 to $1.35. Revised estimates do not reflect any significant acquisitions or further deterioration in the economy.

Robert J. Kohlhepp, Cintas’ Chief Executive Officer, commented on the revised estimates. “We continue to anticipate full year sales growth in a range of 13 to 15 percent, with estimated earnings per share growth between 14 and 16 percent. The reduction in the estimates is primarily a result of the slowing economy, which has reduced our previous revenue expectations. Other factors impacting earnings estimates include additional distribution center start-up costs, higher energy costs and weather- related factors.”

Mr. Kohlhepp continued, “We remain confident about our business and the potential for future growth. In the most recent year reported by the government, the uniform supply industry grew at a healthy rate of 6.8 percent. Over the past two years, the industry growth rate has averaged 8 percent, approximately twice GDP growth. Cintas continues to develop this growing market by targeting businesses that do not currently use uniforms.”

Cintas Corporation anticipates releasing its third quarter earnings on March 15, 2001.

Cintas is a leader in the corporate identity uniform business and also provides a wide range of other products and services including entrance mats, sanitation supplies and first aid products and services and cleanroom services. Cintas is publicly traded over the Nasdaq National Market under the symbol CTAS.

For additional information, contact:

William C. Gale, Vice President-Finance and CFO - 513/573-4211
Karen L. Carnahan, Treasurer - 513/573-4013